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                                                                     EXHIBIT 3.8

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           TRANSTEXAS GAS CORPORATION


         Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, TransTexas Gas Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

         FIRST: That the Board of Directors of the Company, by unanimous consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, adopted resolutions setting forth and declaring advisable the proposed amendments to the Certificate of Designation for Series A Senior Preferred Stock set forth in Annex A attached hereto and the Certificate of Designation for Series A Junior Preferred Stock set forth in Annex B attached hereto.

         SECOND: That thereafter, pursuant to resolutions of the Board of Directors, the proposed amendments were submitted to the stockholders of the Company, and the necessary number of shares as required by statute was voted in favor of the amendments.

         THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That this Certificate of Amendment shall be effective upon the filing hereof.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed as of July 25, 2000.

                                             TRANSTEXAS GAS CORPORATION



                                             /s/ ED DONAHUE
                                             ----------------------------------
                                             Ed Donahue, Vice President, Chief
                                             Financial Officer and Secretary






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                                     ANNEX A

                  AMENDMENTS TO THE CERTIFICATE OF DESIGNATION
               FOR SERIES A SENIOR PREFERRED STOCK OF THE COMPANY


1. Section 1 of the Certificate of Designation for Series A Senior Preferred Stock of the Company (the "Senior Preferred Stock Certificate of Designation") is hereby amended to read in its entirety as follows:

         "Of the authorized but unissued shares of Preferred Stock, 328,667,951 shares are designated Series A Senior Preferred Stock (the "Senior Preferred Stock"). The Senior Preferred Stock will have a par value equal to $0.001 per share."

2. The first sentence of Section 3(a) of the Senior Preferred Stock Certificate of Designation is hereby amended to read in its entirety as follows:

         "(a) The holders of the shares of the Senior Preferred Stock shall be entitled to be paid, when, as and if declared by the Board of Directors of the Corporation out of funds legally available for the payment of dividends, quarterly dividends at the rate equal to, (i) during the two year period commencing at the Effective Time, $0.10 per share per annum and, (ii) at any time thereafter, $0.0775 per share per annum, payable on August 15, 2000 and thereafter quarterly on March 15, June 15, September 15 and December 15 of each year, commencing September 15, 2000 (each, a "Dividend Payment Date")."

3. Clause (i) of Section 5(a) of the Senior Preferred Stock Certificate of Designation is hereby amended to read in its entirety as follows:

         "(i) If either (1) more than 75 million shares of Senior Preferred Stock are outstanding at any time after the sixth anniversary of the Effective Time or (2) the Corporation fails to pay dividends in accordance with Section 3 herein (as amended from time to time) on any two Dividend Payment Dates, one-half of the outstanding shares of Senior Preferred Stock shall be automatically converted into fully paid and non-assessable shares of Class A Common Stock at the rate of 0.3461 Class A Common Shares for each $1.00 of liquidation preference (the "Conversion Ratio") of the shares of Senior Preferred Stock so converted. Any shares of Senior Preferred Stock converted pursuant to this provision shall be allocated among the holders of the Senior Preferred Stock on a pro rata basis."


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                                     ANNEX B

                  AMENDMENTS TO THE CERTIFICATE OF DESIGNATION
               FOR SERIES A JUNIOR PREFERRED STOCK OF THE COMPANY


1. The last sentence of Section 1 of the Certificate of Designation for Series A Junior Preferred Stock of the Company (the "Junior Preferred Stock Certificate of Designation") is hereby amended to read in its entirety as follows:

         "The Junior Preferred Stock will have a par value equal to $0.001 per share."

2. The first sentence of Section 3 of the Junior Preferred Stock Certificate of Designation is hereby amended to read in its entirety as follows:

         "The holders of the shares of the Junior Preferred Stock shall be entitled to be paid, when, as and if declared by the Board of Directors of the Corporation out of funds legally available for the payment of dividends, quarterly dividends at the rate equal to, (i) until the sixth anniversary of the Effective Time (the "First Dividend Period"), $0.10 per share per annum and, (ii) at any time thereafter (the "Second Dividend Period"), $0.20 per share per annum, payable on August 15, 2000 and thereafter quarterly on March 15, June 15, September 15 and December 15 of each year, commencing September 15, 2000 (each, a "Dividend Payment Date")."

3. Clause (i) of Section 5(a) of the Junior Preferred Stock Certificate of Designation is hereby amended to read in its entirety as follows:

         "(i) If either (1) more than 75 million shares of Senior Preferred Stock are outstanding at any time after the sixth anniversary of the Effective Time or (2) the Corporation fails to pay dividends on the Senior Preferred Stock in accordance with the terms thereof on any two Dividend Payment Dates (as defined in the Certificate of Designation for the Senior Preferred Stock, as amended from time to time), all of the outstanding shares of Junior Preferred Stock shall be automatically converted into fully paid and non-assessable shares of Class A Common Stock at the rate of 0.1168 Class A Common Shares for each $1.00 of Liquidation Preference (the "Conversion Ratio") of the shares of Junior Preferred Stock so converted."

4. Clause (ii) of Section 7(b) of the Junior Preferred Stock Certificate of Designation is hereby amended to read in its entirety as follows:

         "(ii) authorize or issue, or increase the authorized amount of any additional class or series of Senior Stock of the Corporation;"